EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) of BRP Group, Inc. and to the inclusion therein of our report dated August 8, 2019 with respect to the financial statements of Town & Country Insurance Agency, Inc. as of April 30, 2018 and for the period January 1, 2018 through April 30, 2018.

/s/ Mayer Hoffman McCann P.C.

September 23, 2019

Clearwater, Florida